Exhibit 99.1

Alphabet Holding Company, Inc. Announces Consent Solicitation

Ronkonkoma, NY —December 2, 2013— Alphabet Holding Company, Inc. (the “Company”) has commenced a consent solicitation with respect to proposed amendments to the indenture governing its 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 (CUSIP Nos. 02079DAB9 (Registered) and 02079DAA1 (Rule 144A)) (the “Notes”), upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated December 2, 2013 (the “Statement”).

The Company is soliciting consents from holders of record as of 5:00 p.m., New York City time, on November 29, 2013, to certain proposed amendments to the restricted payment covenant in the indenture governing the Notes (the “Indenture”). Subject to the terms and conditions set forth in the Statement, the Company will pay eligible holders who validly deliver and do not revoke their consents on or prior to 5:00 p.m., New York City time, on December 10, 2013, as may be extended by the Company in accordance with the Statement (the “Expiration Date”), a cash payment equal to $15.00 per $1,000 aggregate principal amount of Notes consented (the “Consent Fee”). The Consent Fee will only be payable upon, among other things, the receipt of Requisite Consents (as defined below) and the closing of the Additional Notes Offering (as defined below), and the Company intends to pay the Consent Fee concurrently with the closing of the Additional Notes Offering.

If the Requisite Consents are obtained, the Company intends to offer and sell up to $450 million aggregate principal amount of Notes under the Indenture to qualified institutional buyers in reliance on Rule 144A of the Securities Act, as amended (the “Securities Act”), and to persons outside the United States under Regulation S under the Securities Act (the “Additional Notes Offering”). The Company intends to use the gross proceeds of the Additional Notes Offering to pay a cash dividend or distribution to the Company’s shareholders, to pay the Consent Fee and to pay fees, commissions and related expenses related to the Additional Notes Offering and the Consent Solicitation. The Company is soliciting consents from holders of the Company’s Notes to add a new “basket” in the restricted payment covenant (Section 3.4 of the Indenture) for a dividend or distribution to the Company’s shareholders up to the net proceeds of the Additional Notes Offering less the amount available for restricted payments under the “builder” basket in Section 3.4(a)(C) of the Indenture (the “Proposed Amendments”). By operation of the Proposed Amendments, if the Company pays all of the net proceeds of the Additional Notes Offering as a dividend or distribution to its shareholders, immediately following such dividend or distribution, the “builder” basket in Section 3.4(a)(C) of the Indenture would be reset to zero (before giving effect to any additional Consolidated Net Income of the Company for any period subsequent to September 30, 2013 that increases such “builder” basket).

The consent solicitation is subject to customary conditions, including, among other things, the receipt of valid and unrevoked consents with respect to a majority in aggregate principal amount of the Notes (the “Requisite Consents”) prior to the Expiration Date. The Proposed Amendments will be effected by supplemental indenture to the Indenture which will be executed promptly after the receipt of Requisite Consents (the “Consent Time”), as described in more detail in the Statement. Delivered consents may be validly revoked prior to the Consent Time. Consents to the Proposed Amendments may not be revoked at any time after the Consent Time, even if Expiration Date is later than the Consent Time.  However, the Proposed Amendments with respect to the Notes will not become operative until the Company pays the Consent Fee to the paying agent for the benefit of the holders of the Notes. The Additional Notes Offering is expected to be consummated no later than January 31, 2014. Except for amendments relating to the Company’s restricted payment covenant, there are no other amendments to the Indenture being sought in connection with the consent solicitation.

The consent solicitation is being made solely on the terms and subject to the conditions set forth in the Statement and the accompanying letter of consent. The Company may, in its sole discretion, terminate, extend or amend the consent solicitation at any time as described in the Statement.

The Company has retained Barclays Capital Inc. to act as solicitation agent in connection with the consent solicitation. Questions may be directed to Barclays Capital Inc. at (800) 438-3242  (US toll free) or (212) 528-7581 (collect). The Company has retained D.F. King & Co. to act as the information agent, tabulation agent and paying agent for the consent solicitation. Questions and requests for additional documents may be directed to D.F. King & Co. at (800) 714-3312 (US toll free), (212) 269-5550 or Alphabet@dfking.com.

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the proposed amendment or any securities. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws. When issued, the Notes the Company intends to offer in the Additional Notes Offering will not have been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About Alphabet Holding Company, Inc.

Alphabet Holding Company, Inc. is the parent company of NBTY, Inc. (www.NBTY.com), which is the leading vertically integrated manufacturer, marketer, distributor and retailer of high quality vitamins, nutritional supplements and related products in the United States, with operations worldwide.

Contact

Michael Collins
Alphabet Holding Company, Inc
Chief Financial Officer
Phone: (631) 200-6200